To:    Compensation Committee                               Exhibit 10.24
From:  Dick Kertson
Date:  February 7, 2000
Re: Proposed Financial Criteria and Structure--2000 Management Incentive Bonus Plan

The general structure of the Plan and the financial performance criteria employed remain generally unchanged from recent years; however, two additional financial performance criteria have been included to provide heightened emphasis on inventory management and new product development.

As in past years, the cash bonus payout is expressed as a percentage of annual salary and is a function of Salary Grade and the overall financial performance level achieved. Overall financial performance is measured by profitability (Net Income at the total Company level and Operating Income at the Division level) and return on investment (Economic Value Added or "EVA" at both the total Company and Division level). To earn the bonus points associated with a given level of overall financial performance, both the minimum profit and return on
                                        ----
investment associated with that level must be achieved. In 2000, additional bonus points may be earned by reaching above-plan inventory turnover and new product revenue.

In 1999, achieving the "Financial Plan" (the original Annual Financial Plan as revised in the January quarterly update) equated to 7 Bonus Points for the total Company (on a scale of 2-15). For the Drilling Systems and Oil Tools Divisions reaching the Financial Plan generated 10 points, and for M/D Totco, Shaffer and Rigtech, 6 points. This disparity between target points reflected the fact that the 1999 Financial Plan for Drilling Systems and Oil Tools was at or above 1997 performance, and for the other three Divisions and the total Company it was below that of 1997, on approximately the same revenue. The ratio of bonus to salary which represented the average target percentage in the salary survey data was set at 7 points, and the 75/th/ percentile ratio was set at 11 points.

1999 financial performance resulted in 13 points for Drilling systems, 7 points for Oil Tools, 5 points for Shaffer, and 7 points for the total Corporation.
M/D Totco
and Rigtech did not reach the minimum financial performance necessary to qualify for a bonus.

Our experience over several years demonstrates that this methodology creates a very strong relationship between actual financial performance and incentive pay.

A summary of the key elements of the proposed 2000 Management Incentive Bonus Plan follows:

 .    Achieving the Annual Financial Plan ("AFP") would result in 7 Bonus Points for the total Company, as well as each Division (on a scale of 2-15). Each of the Division Plans is judged to have approximately the same degree of challenge.

 .    In addition, achieving specific inventory turnover and new product revenue levels above the AFP enable each Division to earn incremental bonus points (or partial points), the sum of which could result in up to 2 additional Bonus Points.

 .    Reflecting a significantly lower level of financial performance for the
     Varco International as compared to the 1997-1999 period, the bonus percentages (bonus/salary ratio) associated with each Bonus Point level have been revised downward for all Salary Grades. The 7 Bonus Point level generally yields payout ratios below the 25/th/ percentile when compared to the salary survey data. The median ratio would generally equate to the 11-12 point level and the 75\th\ percentile ratio to the 13-14 point performance level.


In addition to the cash bonus, it is proposed that each participant in the Plan be once again eligible for a Stock Bonus, based on total Company performance.
As has been the case for several years, the Stock Bonus would be paid in Varco stock having a value equal to 1/3 of the bonus amount due a participant based on his/her Salary Grade and the total Company financial performance level achieved.

For Division Presidents, 30% of the cash bonus amount is based upon the points attributable to total Company performance.

For 2000 achieving the AFP financial performance would result in Management Incentive Bonuses totaling approximately $2,265,0000, 6.9% of Pre-Tax Income. For 1999 the comparable figures were $3,273,000 and 5.5%.

Again in 1998 we propose that Corporate Officers have the opportunity to increase their cash bonus by 50%, or decrease it by 33%, depending on the performance of Varco Stock relative to a group of 9 peer companies. Specifically, if the year-to-year increase in the price of Varco Stock (as measured by the average of the last 5 trading days of 2000 divided by the average for the last 5 trading days of 1999) is among the top 3 of 10 companies, Corporate Officers' cash bonuses would be increased by 50%; if Varco's Stock price increase is among the bottom 3 of the group such bonuses would be reduced by 33%. (Note that this element of the Plan comes into play only during stock price appreciation). We believe that this aspect of the bonus program achieved its objective of focusing increased attention on stock price performance.

The peer group would again include: Baker Hughes, Halliburton, Schlumberger, Smith International, Cooper Cameron, Tuboscope International, National Oilwell, Weatherford International, and IRI.

                               2000 BONUS POINTS


BONUS POINTS =                       2          3          4          5          6          7          8
                                 --------------------------------------------------------------------------
E.P.S.                             $ 0.05     $ 0.10     $ 0.15     $ 0.20     $ 0.25     $ 0.30     $ 0.35
 NET INCOME                           3.4        6.7       10.1       13.4       16.8       20.1       23.5
 AVERAGE INVESTMENT                 226.2      229.8      233.4      237.0      240.6      244.2      249.6
 NET INCOME R.O.I.                    1.5%       2.9%       4.3%       5.7%       7.0%       8.2%       9.4%
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0
DRILLING SYSTEMS:
 REVENUE                             84.7       89.7       94.8       99.8      104.8      109.8      115.8
 OPERATING INCOME                     7.4        9.2       10.9       12.7       14.4       16.2       18.3
 AVERAGE NET ASSETS                  55.5       56.7       57.9       59.1       60.3       61.5       63.3
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0
OIL TOOLS:
 REVENUE                             36.4       38.6       40.7       42.9       45.0       47.2       49.8
 OPERATING INCOME                     3.5        4.3        5.0        5.8        6.5        7.3        8.1
 AVERAGE NET ASSETS                  16.3       16.8       17.3       17.9       18.4       18.9       19.7
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0
M/D TOTCO:
 REVENUE                             41.7       44.2       46.7       49.2       51.6       54.1       57.1
 OPERATING INCOME                     2.6        3.4        4.3        5.2        6.0        6.9        8.0
 AVERAGE NET ASSETS                  28.7       29.3       29.9       30.5       31.1       31.7       32.6
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0

                                     9          10         11         12         13         14         15
                                 --------------------------------------------------------------------------
E.P.S.                             $ 0.40     $ 0.45     $ 0.50     $ 0.55     $ 0.60     $ 0.65     $ 0.70
 NET INCOME                          26.8       30.2       33.5       36.9       40.2       43.6       46.9
 AVERAGE INVESTMENT                 255.0      260.4      265.8      271.2      277.2      283.2      289.2
 NET INCOME R.O.I.                   10.5%      11.6%      12.6%      13.6%      14.5%      15.4%      16.2%
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0
DRILLING SYSTEMS:
 REVENUE                            121.8      127.9      133.9      139.9      146.6      153.3      160.0
 OPERATING INCOME                    20.4       22.5       24.6       26.7       29.1       31.4       33.8
 AVERAGE NET ASSETS                  65.1       66.9       68.7       70.5       72.5       74.5       76.5
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0
OIL TOOLS:
 REVENUE                             52.4       55.0       57.5       60.1       63.0       65.9       68.8
 OPERATING INCOME                     8.9        9.6       10.4       11.2       12.0       12.9       13.8
 AVERAGE NET ASSETS                  20.5       21.2       22.0       22.8       23.6       24.5       25.4
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0
M/D TOTCO:
 REVENUE                             60.0       63.0       66.0       68.9       72.2       75.5       78.8
 OPERATING INCOME                     9.1       10.2       11.2       12.3       13.4       14.6       15.7
 AVERAGE NET ASSETS                  33.5       34.4       35.3       36.1       37.1       38.1       39.1
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0

                               2000 BONUS POINTS

                                     2          3          4          5          6          7          8
                                 --------------------------------------------------------------------------
SCHAFFER:
 REVENUE                             77.5       82.1       86.7       91.3       95.9      100.5      106.0
 OPERATING INCOME                     3.0        4.6        6.2        7.8        9.4       11.0       12.4
 AVERAGE NET ASSETS                  72.1       73.2       74.3       75.4       76.5       77.6       79.3
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0
RIGTECH
   REVENUE                           13.0       13.7       14.5       15.3       16.0       16.8       17.7
                                     -1.2       -1.0       -0.7       -0.4       -0.2        0.1        0.5
   AVERAGE NET ASSETS                14.1       14.3       14.4       14.6       14.8       15.0       15.3
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0

                                     9         10         11         12         13         14         15
                                 --------------------------------------------------------------------------
SCHAFFER:
 REVENUE                            115.5      117.0      122.5      128.0      134.2      140.3      146.4
 OPERATING INCOME                    13.8       15.1       16.5       17.9       19.3       20.6       22.0
 AVERAGE NET ASSETS                  80.9       82.6       84.2       85.9       87.7       89.5       91.4
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0
RIGTECH
 REVENUE                             18.6       19.6       20.5       21.4       22.4       23.5       24.5
 OPERATING INCOME                     0.9        1.4        1.8        2.4        2.9        3.5        4.1
 AVERAGE NET ASSETS                  15.6       15.8       16.1       16.4       16.7       17.0       17.3
EVA                                $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0

                                2000 BONUS PLAN

TOTAL DIVISIONS
   INCREMENTAL REVENUE          15.0     15.0     15.0     15.0     15.0      0.0     18.0
   REVENUE                     253.4    268.4    283.4    298.4    313.4    328.4    346.4
   OPERATING INCOME             15.3     20.5     25.8     31.0     36.3     41.5     47.3
   AVERAGE NET ASSETS          186.7    190.3    193.9    197.5    201.1    204.7    210.1
   OPRA                          8.2%    10.8%    13.3%    15.7%    18.0%    20.3%    22.5%
                                                                   -----

TOTAL DIVISIONS
   INCREMENTAL REVENUE           18.0     18.0     18.0     18.0     20.0     20.0     20.0
   REVENUE                      364.4    382.4    400.4    418.4    438.4    458.4    478.4
   OPERATING INCOME              53.0     58.9     64.6     70.4     76.7     83.1     89.4
   AVERAGE NET ASSETS           215.5    220.9    226.3    231.7    237.7    243.7    249.7
   OPRA                          24.6%    26.6%    28.6%    30.4%    32.3%    34.1%    35.8%

                                2000 BONUS PLAN

GRADE LEVEL  2        3        4        5        6        7        8        9       10       11       12       13       14      15
-----------------------------------------------------------------------------------------------------------------------------------
EXEC         0%       0%      30%      35%      40%      45%      50%      55%      60%      65%      70%      80%      85%     95%
16           0%       0%      21%      24%      27%      30%      33%      36%      40%      44%      48%      53%      58%     64%
15           0%       0%      18%      21%      24%      27%      30%      33%      37%      41%      44%      49%      54%     59%
14           0%       0%      16%      18%      20%      22%      25%      28%      31%      34%      37%      40%      44%     49%
13           8%      10%      12%      14%      16%      18%      20%      22%      25%      28%      31%      34%      37%     41%
12           6%       7%       9%      10%      11%      13%      15%      17%      19%      21%      23%      25%      27%     30%
10/11        5%       6%       7%       8%       9%      10%      11%      12%      13%      15%      17%      19%      21%     23%